Exhibit 10.12

CONFIDENTIAL TREATMENT REQUESTED
Certain portions of this document have been omitted pursuant to a request for Confidential Treatment and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
SUPPLY AGREEMENT
This Supply Agreement ("Agreement") is made as of August 18, 2016 ("Effective Date"), by and between NuSil Technology LLC, a Delaware limited liability company, located at 1050 Cindy Lane; Carpinteria, California, U.S.A. 93013 ("Seller") and Establishment Labs, a Costa Rica company, located at Coyol Free Zone, 4th Street, Bldg B-15, COSTA RICA ("Buyer").
RECITALS:

A.	Seller is the developer, manufacturer and seller of the silicone materials listed on Exhibit A hereto ("Materials"), which Buyer desires to purchase for use in the manufacture of Buyer's products.

B.	In recent history, there have been several significant health claims involving medical implants made with silicone materials.

C.
The intensity and level of civil products liability litigation involving medical implants made with silicone materials has been significant. Due to the added risk of potential of such claims, Buyer has a unique desire for certain high quality, medical-grade silicone material sold by Seller.

D.
There have been several recent cases with overseas suppliers selling adulterated and misbranded medical devices claimed to contain medical grade silicone which actually contained inferior quality silicone materials. Sourcing exclusively medical-grade silicones with applicable GMP and/or regulatory standards (cGMP 21 CFR §820 and ISO 9001 and supported by FDA MAFs) is the appropriate method to prevent these types of occurrences.

E.
To respond to the publicity surrounding prior civil litigation and other claims related to medical implants made with silicone materials, Buyer desires to purchase medical grade silicone of a high quality as part of its efforts to reassure consumers and the medical community of the quality of the finished product.

F.	Seller desires to supply medical grade silicone that will meet the unique specifications established by Buyer.

G.
Buyer acknowledges that consumers and the medical community that purchases and uses medical implants typically do not research the quality and consistency of different sources of silicone supplied for and used in medical implants, and the use by Buyer of multiple sources of silicone material for Buyer's medical implants can therefore lead to consumer confusion and misapprehension as to all sources of silicone in the event of a single device failure that might be alleged to be attributed to the silicone material used in the manufacture of the medical device. The parties have each individually considered and concluded that it is not possible to mitigate this risk to Seller through education of customers, product labeling, indemnification, or other risk-shifting provisions. Accordingly, the parties

NuSil Technology LLC
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conclude that Buyer's use of a single-source of high quality, medical grade silicone material is necessary to preserve the reputation of each of the Buyer and Seller.

H.
Seller further desires to minimize the civil litigation exposure to it by requiring that all of Buyer's requirements are fulfilled with silicone material supplied by Seller, so as to reduce the risk of claims asserted on the basis of medical implant products manufactured by Buyer.

I.
It is the objective of the parties to collaborate in the manufacture and supply by Seller of such medical grade silicone as required by Buyer to satisfy the demand of consumers and the medical community for a high quality, medical grade silicone-based medical implant.

J.	Buyer acknowledges that Seller will be investing capital and resources to ensuring its high quality, medical grade silicone material meets the unique specifications of the Seller

K.
Seller acknowledges that Buyer will be investing capital and resources in designing, manufacturing and marketing products that require and depend on the unique specifications from the medical grade silicone material to be purchased from the Seller.

L.	This collaboration between the parties will enable the Buyer to introduce and sell novel products and thereby be more competitive in the marketplace.

M.
Buyer also understands that Seller is making a significant commitment of manufacturing and non-manufacturing resources, including capacity commitments, in order to supply silicone material to the specifications required by Buyer. Seller recognizes that Buyer is making a significant commitment in developing its new technologies and products and going through all regulatory pathways based on Sellers medical grade silicone materials.

N.	Parties signing this agreement acknowledge and accept the procompetitive rationale provided herein.

O.	The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which Seller shall sell the Materials to Buyer.
AGREEMENTS:
NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Term of Agreement.
The initial term of this Agreement will begin as of the Effective Date and subject to sooner termination pursuant to Sections 10 and 11, below, will continue until December 31st, 2021. The initial term of this Agreement may be renewed for successive additional one-year renewal terms upon mutual written agreement executed by the parties at least 60 days prior to the end of the initial term, or any then current renewal term, as applicable. The prices for the Materials listed on Exhibit A are set forth on Exhibit B. If the parties fail to sign a written agreement with respect to any renewal term, then the term of this Agreement will expire at the expiration of the initial term or the then-current renewal term, as applicable.

2.	Payment Terms.
Buyer will make payment of the purchase price of the Materials in United States Dollars within 45 days from the date of the Seller's invoice for Materials shipped from California, and within 45 days from the date of the Seller's invoice for Materials shipped from Costa Rica. In no event will invoices be dated earlier than the date of shipment. Upon failure by the Buyer to make any payment in accordance

NuSil Technology LLC
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with this Agreement following notice of nonpayment from Seller to Buyer and failure of Buyer to cure such non-payment within thirty (30) days of such notice, Seller reserves the right, at Seller's option, to suspend further deliveries and failure of Buyer to cure such non-payment within sixty (60) days of such notice, Seller reserves the right, at Seller's option, to terminate this Agreement or to pursue any other remedy available to it in equity or at law. If, in the reasonable judgment of Seller, Buyer's ability to make payments becomes substantially impaired, Seller may refuse to make delivery, except for cash on delivery, and may demand immediate payment in full for all Materials previously delivered in accordance with this Agreement.
Any credit terms offered by Seller to Buyer are subject to Seller's authorization and continuous review. Seller maintains the sole discretion to grant, modify, and revoke credit terms.

3.	Supply and Shipment.
Buyer will provide Seller with advance notice of its requirements through its forecast for Material purchases hereunder as set forth in Section 4 herein. Seller hereby agrees to commit such of its manufacturing capacity to manufacture and maintain sufficient inventory to meet the volume requirements of Buyer and to supply such quantities as required for Buyer's use according to the terms set forth herein. Buyer acknowledges that Seller is committing to guarantee capacity to meet the requirements of Buyer and Buyer hereby agrees to purchase all of the Material required by Buyer for its use in commercial manufacturing of Buyer's products in accordance with the terms hereof and subject to Section 10 below.
The Materials will be manufactured by Seller pursuant to the current, applicable revision of the ISO 900 I and ISO 13485 standards (provided that Seller may take advantage of any implementation grace periods allowed thereto) and all applicable laws and regulations, and will comply with the specifications in effect at the time of shipment or as otherwise agreed by the parties in writing prior to the date of acceptance of the order for such Materials. Prior to shipment, Seller shall test the Materials to confirm conformance with the foregoing standards and prepare associated documentation in connection therewith for inclusion with the shipment.
Unless otherwise agreed to by both parties, Materials shipped in accordance with this Agreement will be shipped ExWorks Carpinteria, CA, USA; ExWorks Bakersfield, CA, USA; ExWorks Irving, TX, USA, Incoterms 20IO or DAP Costa Rica local warehouse. The Materials will be packaged in containers consistent with commercial practices for materials of this type, and will be accompanied by a certificate of analysis verifying that the Materials comply with the specifications. Any freight costs, customs duties, and applicable taxes are the responsibility of the Buyer, provided that any such taxes required to be collected and paid by Seller under applicable law shall be included in Seller's invoice to Buyer.
Seller shall establish and maintain throughout the term of this Agreement a master file ("Master File") for the Materials with the applicable regulatory authorities. Seller hereby grantts to Buyer a right of reference to such Master File in connection with Buyer's development, manufacture and commercialization of its products and will reasonably assist Buyer with respect to regulatory matters in relation to such Master File.

4.	Forecast.
Buyer shall deliver to Seller within ten (I 0) business days after the execution of this Agreement by each party (i) Buyer's rolling forecast of its requirements for the Materials for the twelve (12) month period commencing with the first day of the initial month following execution of this Agreement, and (ii) a binding written purchase order setting forth the quantities and delivery dates for Buyer's first purchase order of Materials for the ninety (90) day period commencing with such initial month. Thereafter, Buyer

NuSil Technology LLC
1050 Cindy Lane • Carpinteria, Ca. 93013 • +l (805) 681·8780 ;- 1(805) 566-9905 Fax
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shall deliver to Seller on a monthly basis (or at such other intervals upon which Buyer and Seller may mutually agree, but in no event longer than ninety (90) days), an updated non-binding forecast of its requirements for the ensuing twelve (12) month period and a binding update of its quantity requirements and purchase order for such Materials for the ensuing ninety (90) day period or such longer period as the parties agree.

5.	Purchase Orders.
Buyer shall provide Seller with firm purchase orders in writing for the periods described in Section 4 above, setting forth the desired delivery date, which will be at least 60 days from the date of Seller's receipt of the purchase order. In the event of any conflict between the terms of this Agreement and the terms of any purchase order or acknowledgement, the terms of this Agreement shall prevail and govern the rights and duties of the parties.

6.	Notifications for Changes and Materials Issues
All change notifications shall be performed exclusively in accordance with the attached NuSil Technology Change Notification Policy attached hereto at Exhibit C and shall be subject to mutual written approval of both parties.
Changes to be notified shall include without limitation any change that actually or potentially affects, in a way that is material or disclosable to regulatory authorities, the specifications or biocompatibility of any Material or any of the Material's specifications or as declared in the corresponding Material's Master File.
Seller shall also notify Buyer, by the fastest possible media and in writing as soon as practicable, of any situation, event or problem that can impact the specifications, biocompatibility, or safety of any of the Materials, whether delivered or to be delivered to Buyer.
Seller shall have a medical industry standard (and regulatory compliant) recall procedure in place, and will share any Standard Operating Procedures (SOPs) that Seller maintains for such procedure during an on-site audit. The Seller shall notify the Buyer of any recall action affecting Material supplied to Buyer as soon as practicable.

7.	Confidential Information.
Buyer and Seller each acknowledge that the parties may have signed and entered into a Confidential Disclosure Agreement that governs the handling and control of all confidential and proprietary information between Buyer and Seller and further agrees that such a Confidential Disclosure Agreement would survive the expiration or termination of the term of this Agreement.

8.	Warranties.
Seller warrants only that the Material delivered in accordance with this Agreement meets the specifications for Materials in effect at the time of shipment, or such other specifications as may be agreed upon between the parties in writing. No other warranties or representations have been made by Seller, and Seller specifically disclaims any other warranties or representations including those as to the safety or suitability of the Materials for any specific use. SELLER NEITHER MAKES NOR INTENDS, NOR DOES IT AUTHORIZE ANY AGENT OR REPRESENTATIVE TO MAKE, ANY OTHER WARRANTIES,

NuSil Technology LLC
1050 Cindy Lane • Carpinteria, Ca. 93013 • +l (805) 681·8780 ;- 1(805) 566-9905 Fax
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EXPRESS OR IMPLIED, AND EXPRESSLY EXCLUDES AND DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR AP ARTICULAR PURPOSE.

9.	Claims.
Buyer may not assert a claim for Seller's alleged non-delivery of any Materials unless such claim is asserted, in writing, within 30 days following the requested date of shipment designated in the purchase order for such Materials (or other written confirmation thereof).
Without limiting any of the Seller's obligations under this Agreement or any other express terms and conditions hereof, Buyer assumes all risks and liabilities resulting from the delivery or use of any Materials supplied by Seller hereunder, or from the incorporation of such Materials in any of Buyer's products or processes.
Claims for shortages of less than one-half of one percent (0.5%) of the gross weight of any individual bulk shipment will not be allowed. Seller's weights taken at the shipping point shall be conclusively deemed accurate, absent manifest error.
Seller will use commercially reasonable efforts to notify the Buyer, without delay, of any occurrence that will prevent the shipment of material to Buyer on or before the originally desired date of shipment.
Buyer's exclusive remedy, and Seller's exclusive liability, for any and all claims as to the Materials delivered hereunder, including liability based on existing or alleged Breach of Warranty or Breach of Contract, is limited to the price of the Materials along with any amounts paid for taxes, freight, insurance and customs. If both parties determine that the Materials fail to meet the established specifications therefore as set forth in Exhibit A hereto, or as otherwise agreed in writing between the parties hereto, Buyer shall notify Seller or return the Materials to the Seller at Seller's expense, within 30 days from the date of Buyer's receipt of such Materials, If Buyer notifies Seller regarding, or returns, non-conforming Materials, Seller shall reasonably promptly replace and supply to Buyer any such non conforming Materials at Seller's expense, including all necessary shipping and handling.
In no event, except for cases of gross negligence or willful misconduct, will either party be liable to the other party under this Agreement for any indirect, special, incidental or consequential damages (including lost profits or loss of goodwill or diminution in value), whether based on contract, tort (including negligence), or any other legal theory, arising out of or related to this Agreement. The limitation of liability and damages in this paragraph (a) will not apply to claims by either party for the other party's breach of its obligation under the Confidential Disclosure Agreement, and (b) will apply even if an exclusive remedy hereunder fails its essential purpose.

I0.	Contingencies.
a.Neither Buyer nor Seller shall be liable for its failure to perform hereunder (except for its obligation to make payments for Materials already received by Buyer), if performance is made impracticable due to any occurrence beyond its reasonable control including Acts of God; earthquakes; fires; floods; wars; sabotage; terrorism; accidents; power outages; labor disputes; government laws, ordinances, rules, regulations, standards or decrees, whether valid or invalid (including but not limited to priorities, requisitions, allocations, and price adjustment restrictions); inability to obtain raw material, equipment or transportation; and any other such occurrence.

NuSil Technology LLC
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b.The party affected by such contingency shall have the right to omit, during the period of such occurrence, all or any portion of the quantity deliverable hereunder only as affected by such occurrence. If, due to any such occurrence, Seller is unable to supply the total demands for the Materials supplied hereunder, Seller shall allocate its available supply among its customers in a fair and equitable manner. In no event will either party be required to settle strikes, lockouts, or other labor difficulties contrary to its best interest, nor will Seller be obligated to purchase material from others in order to enable it to deliver material to Buyer.
c.NuSil understands and appreciates the potential impacts of altering a product's availability and attempts to minimize the frequency of such occurrences. When possible, steps will be taken to mitigate these impacts on affected customers. Prior to a notified change or discontinuance, NuSil shall use commercially reasonable efforts to establish and maintain a safety stock of Products available to Establishment Labs in quantities sufficient to satisfy Establishment Lab's requirements for Products for the succeeding twelve (12) month period.

11.	Termination and Default.
Subject to the provisions of Section 8 above, a party not then in breach of its obligations under this Agreement (the "non-breaching party") may terminate this Agreement if (a) the other party (the "breaching party") is in breach of material obligations under this Agreement, (b) the non-breaching party delivers to the breaching party a written notice describing in reasonable detail the acts, omissions, or other circumstances alleged to constitute a breach hereunder, (c) if the breach (excluding payment breach) is curable, then the breaching party fails to cure such breach within sixty (60) days following the date on which the notice of breach is delivered pursuant to the foregoing clause "(b)" hereof, and (d) if the payment breach is curable, then the breaching party fails to cure such breach within thirty (30) days following the date on which the notice of breach is delivered pursuant to the foregoing clause "(b)" hereof. If the breach is not curable, termination shall occur sixty (60) days after the first date of notice under the foregoing clause "(b)". Such termination shall not be deemed an election, but shall be in addition to any other rights and remedies available to the non-defaulting party.
Upon expiration or termination of this Agreement, the Buyer may purchase from another manufacturer/seller the Materials needed for its production contemplated by this Agreement.

12.	Non-waiver.
Failure or delay of either party to exercise or enforce any right, provision or remedy under this Agreement upon one or more occasions does not constitute a waiver of the right to exercise or enforce the same or any other right with respect to such occasions or on another occasion.

13.	Notices.
All notices permitted or required by this Agreement must be in writing, and will be deemed to have been delivered and received (a) when personally delivered, (b) on the date on which transmitted by facsimile or other electronic means producing a tangible receipt evidencing a successful transmission, or (c) on the next business day after the date on which deposited with a regulated public carrier or nationally recognized overnight commercial delivery service (e.g., Federal Express, OHL, etc.), addressed to the party for whom intended at the mailing address, email address, or facsimile number set forth on the signature page of this Agreement for such party, or such other mailing address, email address, or facsimile number, notice of which has been delivered in a manner permitted by this Section 13.

NuSil Technology LLC
1050 Cindy Lane • Carpinteria, Ca. 93013 • +l (805) 681·8780 ;- 1(805) 566-9905 Fax
www.nusil.com silicone@nusil.com

14.	Governing Law
This Agreement is governed by the laws of the State of California without regard to its conflict of laws provisions. As the exclusive means of resolving through adversarial dispute resolution any disputes arising out of this Agreement, a party may demand that any such dispute be resolved by arbitration administered by the American Arbitration Association with venue in New York City, New York, in accordance with its Commercial Arbitration Rules, and each party hereby consents to any such disputes being so resolved. Judgment on the award rendered in any such arbitration may be entered in any court having jurisdiction. The parties agree to use a single arbitrator. The parties furthermore agree that this Agreement and any dispute resolution procedures arising from it will be conducted in the English language. Any translations to any other language are for convenience only.

15.	Severability
In the event that any portion of this Agreement or the application of this Agreement to any situation related to the Materials is found to be invalid or unenforceable, the remainder of this Agreement or its applicability to all other situations related to the Materials will remain in force and effect.

16.	Inspection Rights.
Inspection and Audits: Seller agrees that its factory, facilities, operations and quality systems used to make Materials hereunder may be inspected and/or audited by Buyer at reasonable intervals, provided that Buyer gives at least fifteen (15) days' prior written notice to Seller of its desire to undertake such an inspection and/or audit.

17.	Patent Indemnity.
Parties shall indemnify, defend and hold the other and its Affiliates and their officers, directors, employees and agents harmless from and against all loss, harm and liability including, without limitation, all costs, damages, settlements, claims, suits, and expenses (including reasonable attorneys' fees) made against or sustained by a party arising from an infringement of any third party patent right, copyright right, trademark right or other intellectual property right or misappropriation of any trade secret to the extent such losses are caused by the negligence or willful misconduct of the infringing party or any employee, consultant, agent or subcontractor of the Parties or their Affiliates.

I8.	Miscellaneous.
The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all previous communications, either oral or written, between the parties herein. There are no understandings, representations or warranties of any kind whatsoever, except as expressly set forth herein.
Neither party may assign its rights or delegate its duties under this Agreement, except with the prior written consent of the other party. Any assignment or delegation hereof by either party, without the prior written consent of the other party, will be void. Notwithstanding the foregoing, (a) both Buyer and Seller may assign its respective rights and delegate its duties under this Agreement to any subsidiary or Affiliate of Seller or (b) Buyer and Seller may each assign this Agreement, without consent, in connection with the merger, acquisition, reorganization or sale of such party or to a purchaser of all or substantially all of the assets of Seller or Buyer, as appropriate, to which this Agreement relates. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties and their respective permitted successors and assigns.

NuSil Technology LLC
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No modification of this Agreement or waiver of the terms or conditions hereof will be binding upon either party unless approved in writing by an authorized representative of each party, nor will the terms and conditions of this Agreement be affected by the acknowledgment or acceptance of purchase orders, releases, or other forms containing additional or different terms or conditions.
Seller does not, by this Agreement, intend or authorize Buyer to act as Seller's agent for any purpose (and Buyer does not by this Agreement intend to authorize Seller to act as Buyer's agent for any purpose) and Buyer's relationship to Seller is limited to that set forth in this Agreement. The parties hereto agree that nothing in this agreement shall create a partnership, joint venture or similar relationship between the parties.
This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, constitute one and the same instrument, binding on each signatory thereto. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in ".pdf" format) to an email will be binding upon the signatory to the same extent as a copy hereof containing that party's original signature.

NuSil Technology LLC
1050 Cindy Lane • Carpinteria, Ca. 93013 • +l (805) 681·8780 ;- 1(805) 566-9905 Fax
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Buyer	NuSil Technology LLC

By: /s/ Antoun A. Nabhan	By:

Print Name Antoun A. Nabhan	Print Name:

Title Chief Financial Officer	Title: Vice President Life Sciences

Date September 12, 2016	Date: September 12, 2016

Address, Facsimile No., & Email for Notices:	Address, Facsimile No., & Email for Notices:
Establishment Labs, S.A.	NuSil Technology, LLC
15 Coyol Free Zone	1050 Cindy Lane
Alojucla, Costa Rica	Carpinteria, CA 93013
Facsimile No.:	Facsimile No.: (805) 566-9905
Email: anabhan@establishmentlabs.com	Email: Juliec@nusil.com

NuSil Technology LLC
1050 Cindy Lane • Carpinteria, Ca. 93013 • +l (805) 681·8780 ;- 1(805) 566-9905 Fax
www.nusil.com silicone@nusil.com

EXHIBIT A
MATERIALS

E-Labs Part#	NuSil Part#	*Warranty Period
100-BIS-0004	MED-1511 ADHESIVE	12MONTHS
100-BIS-0005	MED2-6300 SILICONE GEL	12MONTHS
100-BIS-0013	MED3-6311 SILICONE GEL	12MONTHS
100-BIS-0009	MED2-8101-16 SILICONE Sizer GEL (green)	12MONTHS
100-BIS-0006	MED-6400 SILICONE STD DISPERSION	12MONTHS
100-BIS-0007	MED-6600 SILICONE BARRIER DISPERSION	12MONTHS
100-BIS-0014	MED-4800-7 SILICONE BLUE PIGMENT, Masterbatch	12MONTHS
100-BIS-0015	MED-6613-2 SILICONE BLACK INK	12MONTHS
100-BIS-OO17	MED-6322, SILICONE GEL	12MONTHS
100-BIS-0018	MED3-6323, SILICONE GEL	12MONTHS
TBD	MED-6627	12MONTHS
TBD	MED-6629	12MONTHS
TBD	MED-6311	12MONTHS

•	The Warranty Period commences upon Shipment of the pertinent Materials to Buyer.

EXHIBITB ____
2017 PRICINGSCHEDULE

MATERIALS	BASELINE
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
The above prices are ExWorks Carpinteria, CA, USA; ExWorks Bakersfield, CA, USA; ExWorks Irving, TX, USA, Incoterms 2010 or DAP Costa Rica local warehouse and quoted in U.S. Dollars. Freight, customs duties, and taxes are not included in these prices. Prices will be adjusted annually based on the change in the Consumer Price Index (CPI) in October of the current year versus October the previous year for All Urban Consumers (CPI-U): U.S. city average, Average Subgroup "Medical Care," 1982- 84=100, as published by the Bureau of Labor Statistics of the United States Department (Series ID: CUUR0000SAM) and will take effect January 1 the following years. Pricing terms are effective through December 31", 2019. Prices may be reviewed should purchase commitments for 2019 fall below four times the dollar volume of invoiced purchases in 2016. Should purchase commitments equal or go above [***] times the dollar volume of invoiced purchases in 2016, then CPI price adjustments will continue through the term of the Agreement.

NuSil Technology LLC
1050 Cindy Lane • Carpinteria, Ca. 93013 • +l (805) 681·8780 ;- 1(805) 566-9905 Fax
www.nusil.com silicone@nusil.com

EXHIBIT C

NuSil Technology LLC
1050 Cindy Lane • Carpinteria, Ca. 93013 • +l (805) 681·8780 ;- 1(805) 566-9905 Fax
www.nusil.com silicone@nusil.com

Change Notification Policy
Purpose
This document defines NuSil's policy regarding change notification in relation to standard products.
Applicabilitv
Unless otherwise agreed, the terns and conditions of this procedure are applicable to all NuSil standard products, excluding active pharmaceutical ingredients (API).
Background
21 CFR Section 820.50 (b) Quality System Regulation (previously GMP) defines Purchasing Documents requirement as follows:
''.Purchasing documents shall include, where possible, an agreement that the suppliers, contractors, and consultants agree to notify the manufacturer of changes in the product or sen1ice so that manufacturers may determine whether the changes may affect the quality of a finished device."
The objective of this regulation is to preclude any change in the finished product [device] from its original design as a result of non-communicated change(s) in the materials used in its manufacture, The regulation indicates that the device manufacturer is responsible for evaluating the materials used in its finished devices, and must therefore be notified of proposed changes to these materials. Material suppliers like NuSil should therefore advise device manufacturers of proposed changes affecting materials it supplies. The scope of NuSil's change notification is not intended to address such non-critical events as a change in manufacturing personnel, raw material suppliers of the same CAS # ingredient, or processing modifications not affecting the finished product. NuSil shall continue to assist customers in fulfilling their regulatory obligations in this area by providing notification of material change(s).

Change Notification
The following defines and summarizes the scope of our Change Notification Policy.

1)	Composition - any addition or subtraction of an ingredient with a unique CAS # to a finished product formulation..

2)	Processing - any change in a production process resulting in a final product which differs significantly from that originally qualified by the customer.

3)	Performance - any change in the physical performance of the finished product as defined by the customer's material specification.

4)	Certification and Warranty - any change in the properties to which a product is certified or warranted.

5)	Location - any significant change in the approved manufacturing location(s).
Mutual agreement to this Change Notification Policy shall be established by either:

1)	A co-signed product-specific agreement reflecting the terms and conditions of this policy.

2)	Delivery of product that has been certified by NuSil to be in accordance with a customer's material specification containing a change notification requirement
This policy may be modified by -written agreement, where appropriate, based on specific customer request.
Thomas P. Banigan
/s/Thomas P. Banigan
Chief Compliance Officer
January 1, 2016

NuSil Technology LLC
1050 Cindy Lane • Carpinteria, Ca. 93013 • +l (805) 681·8780 ;- 1(805) 566-9905 Fax
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